Exhibit 99.1

VIVUS Announces Approval of Qsymia® in the Republic of Korea

-VIVUS receives $2.5 million milestone payment-

CAMPBELL, Calif., August 5, 2019 — VIVUS, Inc. (Nasdaq:VVUS) (the “Company”), a biopharmaceutical company, announced today that its Korean marketing partner, Alvogen, has obtained marketing approval for Qsymia (phentermine and topiramate extended-release) from the South Korea Ministry of Food and Drug Safety (MFDS).

“VIVUS and our partner Alvogen are proud that the South Korean MFDS has approved Qsymia as a safe and effective pharmaceutical to help people in the quest for a healthier BMI,” said John Amos, CEO of VIVUS.  “The MFDS approval followed a robust review of existing Qsymia clinical trial and safety surveillance data and does not require additional safety-related post marketing clinical studies.  We are encouraged by the now global recognition of Qsymia as an important solution to the growing challenge of obesity, and look forward to building on our productive relationship with Alvogen as we support their commercialization of Qsymia in South Korea.”

Under an agreement executed in September 2017, Alvogen, a prominent leader in the Korean anti-obesity market, is solely responsible for obtaining and maintaining regulatory approvals and for all sales and marketing activities in Korea.  In addition to the upfront payment that VIVUS received at the time the agreement was executed and the milestone payment related to MFDS approval, the agreement also includes future milestone payments contingent upon initiating the commercial launch and achieving sales goals within the covered territory.  VIVUS will also receive royalties on Alvogen’s net sales of Qsymia.

About Qsymia

Qsymia is approved in the United States and is indicated as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adults with an initial body mass index (BMI) of 30 kg/m2 or greater (obese) or 27 kg/m2 or greater (overweight) in the presence of at least one weight-related medical condition such as high blood pressure, type 2 diabetes, or high cholesterol.

The effect of Qsymia on cardiovascular morbidity and mortality has not been established. The safety and effectiveness of Qsymia in combination with other products intended for weight loss, including prescription and over-the-counter drugs, and herbal preparations, have not been established.

Important Safety Information

Qsymia (phentermine and topiramate extended-release) capsules CIV is contraindicated in pregnancy; in patients with glaucoma; in hyperthyroidism; in patients receiving treatment or within 14 days following treatment with monoamine oxidase inhibitors; or in patients with hypersensitivity to sympathomimetic amines, topiramate, or any of the inactive ingredients in Qsymia.

Qsymia can cause fetal harm. Females of reproductive potential should have a negative pregnancy test before treatment and monthly thereafter and use effective contraception consistently during Qsymia therapy. If a patient becomes pregnant while taking Qsymia, treatment should be discontinued immediately, and the patient should be informed of the potential hazard to the fetus.

The most commonly observed side effects in controlled clinical studies, 5% or greater and at least 1.5 times placebo, include paraesthesia, dizziness, dysgeusia, insomnia, constipation, and dry mouth.

About VIVUS

VIVUS is a biopharmaceutical company committed to the development and commercialization of innovative therapies that focus on advancing treatments for patients with serious unmet medical needs.  For more information about VIVUS, please visit www.vivus.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties and other factors, including risks and uncertainties related to our ability to execute on our business strategy to enhance long-term stockholder value; risks and uncertainties related to our expected future revenues, operations and expenditures; risks and uncertainties related to our, or our current or potential partners’, ability to successfully commercialize Qsymia; and risks and uncertainties related to the failure to obtain FDA or foreign authority clearances or approvals and noncompliance with FDA or foreign authority regulations. These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2018 as filed on February 26, 2019, and periodic reports filed with the Securities and Exchange Commission. VIVUS does not undertake an obligation to update or revise any forward-looking statements.

VIVUS, Inc.	Investor Relations: Lazar Partners
Mark Oki	David Carey
Chief Financial Officer	Managing Director
oki@vivus.com	dcarey@lazarpartners.com
650-934-5200	212-867-1768